As filed with the Securities and Exchange Commission on April 11, 2019

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRIDGELINE DIGITAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	52-2263942
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	100 Summit Drive Burlington, MA 01803 (781) 376-5555 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Roger Kahn
President and Chief Financial Officer
Bridgeline Digital, Inc.
100 Summit Drive
Burlington, MA 01803
(781) 376-5555
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

	Copies to Daniel W. Rumsey, Esq. Caitlin Murphey, Esq. Disclosure Law Group, a Professional Corporation 655 West Broadway, Suite 870 San Diego, CA 92101 (619) 272-7058

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share (3)	383,531,250	$72,870,938	$8,831.96

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder also include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low sales prices of the registrant’s common stock as reported on the Nasdaq Capital Market on April 9, 2019.

(3)
Includes (i) 56,819,474 shares of common stock issuable upon the conversion of shares of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share, held by the selling stockholders, and (ii) an aggregate of 326,711,776 shares of common stock issuable upon exercise of certain common stock purchase warrants currently held by the selling stockholders identified herein.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor is it a solicitation of offers to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated April 11, 2019

383,531,250 Shares

Common Stock

This prospectus relates to the sale from time to time of up to 383,531,250 shares of our common stock, par value $0.001 per share, by the selling stockholders identified in this prospectus or in supplements to this prospectus. All of the shares being offered, when sold, will be sold by the selling stockholders. The shares of common stock registered for resale pursuant to this prospectus include:

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56,819,474 shares of Company common stock that may be issued upon conversion of shares the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred”), issued to the selling stockholders in a private placement transaction consummated on March 12, 2019 (the “Private Placement”);

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127,843,750 shares of Company common stock that may be issued upon exercise of Series A Warrants issued to the selling stockholders in connection with the Private Placement (the “Series A Warrants”);

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127,843,750 shares of Company common stock that may be issued upon exercise of Series B Warrants issued to the selling stockholders in connection with the Private Placement (the “Series B Warrants”); and

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71,024,276 shares of Company common stock that may be issued upon exercise of Series C Warrants issued to the selling stockholders in connection with the Private Placement (the “Series C Warrants,” and together with the Series A Warrants and Series B Warrants, the “Investor Warrants”).

We are registering the shares of common stock to provide the selling stockholders with freely tradable securities. This prospectus does not necessarily mean that the selling stockholders will offer or sell those shares. Up to 383,531,250 shares of common stock may be sold from time to time after the effectiveness of the registration statement, of which this prospectus forms a part.

We will not receive proceeds from the sale of the shares of common stock by the selling stockholders. However, we may receive proceeds of up to approximately $20.5 million from the exercise of the Investor Warrants by the selling stockholders, once the registration statement, of which this prospectus is a part, is declared effective and any and all restrictions on the exercise of such warrants have been lifted. All selling and other expenses incurred by the selling stockholders will be paid by the selling stockholders, except for certain legal fees and expenses, which will be paid by us.

Our common stock trades on the Nasdaq Capital Market under the symbol “BLIN.” On April 10, 2019, the closing price for our common stock, as reported on the Nasdaq Capital Market, was $0.20 per share.

Our business and investing in our securities involves certain risks. See the section entitled “Risk Factors” located on page 4 of this prospectus, as well as those risks contained in any applicable prospectus supplement and in the other documents that are incorporated by reference into this prospectus or applicable prospectus supplement. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2019

BRIDGELINE DIGITAL, INC.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, the selling stockholders may, from time to time, sell up to an aggregate of 383,531,250 shares of our common stock, which includes 326,711,776 shares of our common stock that may be issued upon the exercise of certain warrants, in one or more offerings. The registration statement we filed with the SEC, of which this prospectus forms a part, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC before making your investment decision. The registration statement and the exhibits can be obtained from the SEC, as indicated under the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. Neither we nor the selling stockholders are making an offer to sell our common stock in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read the entirety of this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and any applicable prospectus supplement, before making an investment decision.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Company,” “we,” “us” and “our” to refer to Bridgeline Digital, Inc., a Delaware corporation.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and any documents we incorporate by reference, may contain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus, any applicable prospectus supplement and any documents we incorporate by reference other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

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our ability to implement our business strategy;
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anticipated trends and challenges in our business and the markets in which we operate;
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our expected future financial performance;
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our expectations regarding our operating expense;
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our ability to anticipate market needs or develop new or enhanced products to meet those needs;
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our expectations regarding market acceptance of our products;
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our ability to compete in our industry and innovation by our competitors;
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our ability to protect our confidential information and intellectual property rights;
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our ability to successfully identify and manage any potential acquisitions;
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our ability to manage expansion into international markets;
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our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;
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our ability to recruit and retain qualified sales, technical and other key personnel;
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our ability to obtain additional financing;
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our ability to manage growth;
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our ability to maintain the listing of our common stock on the Nasdaq Capital Market; and
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other risks and uncertainties, including those described in the section entitled “Risk Factors” in this prospectus, as well as in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, which risk factors are incorporated herein by reference.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, as well as certain information incorporated by reference into this prospectus, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

You should read this prospectus, any applicable prospectus supplement and any documents we incorporate by reference with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY OVERVIEW

Our Company

Bridgeline Digital, The Digital Engagement Company™, helps customers maximize the performance of their full digital experience from websites and intranets to eCommerce experiences. Our Unbound platform is a Digital Experience Platform that deeply integrates Web Content Management, eCommerce, eMarketing, Social Media management, and Web Analytics (Insights) with the goal of assisting marketers to deliver exceptional digital experiences that attract, engage, nurture and convert their customers across all channels. We offer a core accelerator framework for rapidly implementing digital experiences on the Bridgeline Unbound Platform, which provides customers with cost-effective solutions in addition to velocity to market.

Our Unbound platform, combined with its professional services, assists customers in digital business transformation, driving lead generation, increasing revenue, improving customer service and loyalty, enhancing employee knowledge, and reducing operational costs. Our Unbound platform bridges the gaps between web content management, eCommerce, eMarketing, social and web analytics by providing all of these components in one unified and deeply integrated platform.

Our Unbound Franchise product empowers large franchises, healthcare networks, associations/chapters and other multi-unit organizations to manage a large hierarchy of digital properties at scale. The platform provides an easy-to-use administrative console that enables corporate marketing to provide consistency in branding and messaging while providing flexible publishing capabilities at the local-market level. The platform empowers brand networks to unify, manage, scale and optimize a hierarchy of web properties and marketing campaigns on a global, national and local level.

The Unbound platform is delivered through (i) a cloud-based software as a service (“SaaS”) model, whose flexible architecture provides customers with state-of-the-art deployment providing maintenance, daily technical operation and support, or (ii) via a traditional perpetual licensing business model, in which the software resides on a dedicated infrastructure in either the customer’s facility or manage-hosted by the Company via a cloud-based hosted services model.

In February and March of 2019, we acquired technologies from Seevolution, Inc (“Seevolution”) and Stantive Technologies Group Inc. (“Stantive”). Our Celebros product, acquired from Seevolution, is a site search, merchandising and navigation conversion technology for online retailers. Our OrchestraCMS product, acquired from Stantive, is a digital experience platform built 100% native on the world’s leading customer success platform — Salesforce. OrchestraCMS helps integrate Salesforce with a website to bolster the site’s efficacy and improve the overall customer experience. Users are able to centralize content in a Salesforce repository to avoid duplicate entry across multiple repositories and can create portals for customers, partners, and employees to manage business data, processes, and applications through a custom intranet experience that directly syncs content into Sales.

Corporate Information

The Company was incorporated in the state of Delaware on August 28, 2000. Our principal place of business is located at 100 Summit Drive, Burlington, Massachusetts 01803. Our telephone number is (781) 376-5555. We maintain a corporate website at http://www.bridgeline.com. The information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

RISK FACTORS

We face a variety of significant and diverse risks, many of which are inherent to our business. You should carefully consider the risks described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all of which are incorporated by reference herein, before making an investment decision. The occurrence of any of those risks could materially and adversely affect our business, prospects, financial condition, results of operations, or cash flow. Other risks and uncertainties that we do not now consider material or of which we are not currently aware may become important factors that affect us in the future. You should carefully consider the risks and uncertainties described in the documents incorporated by reference herein before deciding to invest in our common stock.

DESCRIPTION OF PRIVATE PLACEMENT

On March 12, 2019 (the “Closing Date”), we entered into Securities Purchase Agreements (the “SPAs”) with certain accredited investors (each, a Purchaser”), pursuant to which we offered and sold to the Purchasers an aggregate of 10,227.5 units (“Units”) for $1,000 per Unit, with such Units consisting of (i) an aggregate of 10,227.5 shares of our newly designated Series C Preferred; (ii) Series A Warrants to purchase an aggregate of 56,819,474 shares of our common stock, subject to adjustments, with a term of 5.5 years; (iii) Series B Warrants to purchase an aggregate of 56,819,474 shares of our common stock, subject to adjustment, with a term of 24 months; and (iv) Series C Warrants with a term of 5.5 years (the “Private Placement”).

The Series A Warrants and Series B Warrants have an initial exercise price of $0.18 per share; provided, however, that the exercise price of the Series A Warrants and Series B Warrants may be reset up to three times (each, a “Reset Date”), as more specifically set forth in the Series C Warrants, to a price equal to the greater of (i) 80% of the average of the two lowest VWAP days out of the 20 consecutive trading days immediately preceding the Reset Date, and (ii) $0.08 (the “Floor”) (the “Reset Price”). Upon each applicable Reset Date, if ever, the number of shares of our common stock issuable pursuant to the Series A Warrants and Series B Warrants shall also be adjusted, as more specifically set forth in the Series C Warrants. The Series C Warrants, none of which are initially exercisable, have an exercise price of $0.001 per share. In the event that the Reset Price is lower than $0.18 on any applicable Reset Date, if ever, the Series C Warrants shall become exercisable for that number of shares of our common stock such that when combined with the number of shares issuable upon conversion of the Series C Preferred into our common stock (“Conversion Shares”), the combined average cost of all such shares shall equal the applicable Reset Price. Assuming that the Investor Warrants are reset down to the Floor, the number of shares of our common stock issuable upon exercise of the Series A Warrants shall be 127,843,750 shares, Series B Warrants shall be 127,843,750 shares, and Series C Warrants shall be 71,024,276 shares.

No shares of Series C Preferred may be converted into Conversion Shares and no Investor Warrants may be exercised for shares of our common stock (“Warrant Shares”), unless and until such time that we have obtained approval from our stockholders, at an annual or special meeting or via written consent, to (i) issue the Conversion Shares and Warrant Shares upon the conversion and exercise of the Series C Preferred and Investor Warrants, respectively, which number of shares in the aggregate exceeds 20% of the number of our shares of common stock issued and outstanding immediately prior to the Closing Date, as required by Nasdaq Marketplace Rule 5635(d) (the “Issuance Approval”), and (ii) amend our Amended and Restated Certificate of Incorporation, as amended (“Charter”), to increase the number of shares of common stock available for issuance thereunder (or effect a reverse stock split of our issued and outstanding shares of common stock so as to effectively increase the number of shares of our common stock available for issuance) by a sufficient amount to permit the conversion of all outstanding Series C Preferred into Conversion Shares and all Investor Warrants into Warrant Shares (the “Authorized Share Approval,” and together with the Issuance Approval, the “Stockholder Approvals”). In addition, we may not, and a Purchaser will not be entitled to, effect the conversion of the Series C Preferred or exercise any Investor Warrant, which, upon giving effect to such conversion or exercise, would cause (i) the aggregate number of shares of our common stock beneficially owned by the Purchaser (together with its affiliates) to exceed 4.99% (or, at the election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the conversion or exercise (the “Beneficial Ownership Limitation”).

ThinkEquity, a division of Fordham Management, Inc. and Taglich Brothers, Inc. (together, the “Placement Agents”) served as joint Placement Agents for the Private Placement. As consideration for their services, we (i) paid the Placement Agents an aggregate cash fee of $818,200, an amount equal to 8.0% of the gross proceeds received by us as a result of the Private Placement, (ii) reimbursed the Placement Agents for an aggregate of $90,000 for out-of-pocket expenses, and (iii) issued to them warrants to purchase an aggregate of 2,840,973 shares of our common stock (the “Placement Agent Warrants”), an amount equal to 5% of the Conversion Shares issuable upon conversion of the shares of Series C Preferred sold and issued to Purchasers in the Private Placement. The Placement Agent Warrants have substantially the same terms as the Series A Warrants. Assuming that the Placement Agent Warrants are reset down to the Floor, the number of shares of our common stock issuable upon exercise of the Placement Agent Warrants shall be 6,392,195 shares.

Michael Taglich, a member of our Board of Directors, is the President and Chairman of Taglich Brothers, Inc. Mr. Taglich purchased Units in the amount of approximately $350,000 in the Private Placement and was designated by Taglich Brothers, Inc. to receive certain Placement Agent Warrants in connection with the Private Placement, which purchase and issuance of Placement Agent Warrants are also subject to stockholder approval pursuant to Nasdaq Marketplace Rule 5635(c).

In connection with the Private Placement, we granted certain registration rights to the Purchasers (each of whom is also a selling stockholder identified in this prospectus in the section titled “Selling Stockholders”) with respect to the Conversion Shares and Warrant Shares, pursuant to a Registration Rights Agreement by and among us and the Purchasers (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, we agreed to file a registration statement no later than 30 days after the Closing Date in order to register the Conversion Shares and Warrant Shares, and are filing the registration statement, of which this prospectus forms a part, in satisfaction of that obligation under the Registration Rights Agreement.

DESCRIPTION OF SECURITIES

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Charter and bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended September 30, 2018, filed with the SEC on December 28, 2018, which is incorporated by reference herein.

General

Our authorized capital stock currently consists of 50.0 million shares of our common stock and 1.0 million shares of preferred stock. The following is a description of our common stock, certain provisions of our Charter and amended and restated bylaws (“Bylaws”), and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Charter and our Bylaws, copies of which have been filed with the SEC as exhibits to our periodic filings under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are also incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Except as otherwise expressly provided in our Charter, or as required by applicable law, all shares of our common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below. All outstanding shares of common stock are fully paid and nonassessable.

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters. Our common stock does not have cumulative voting rights, which means that holders of the shares of our common stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected.

Dividends. Each share of our common stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefore when, as and if declared by our Board of Directors. We have never declared or paid cash dividends on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future.

Liquidation. In the event we dissolve, liquidate or wind up, the holders of our common stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding preferred stock we may designate and issue in the future with liquidation preferences greater than those of the common stock.

Other. The holders of shares of our common stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment. All of the outstanding shares of common stock are, and the shares of common stock offered hereby will be, fully paid and nonassessable.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is the American Stock Transfer & Trust Company, LLC.

Preferred Stock

We are authorized, subject to limitations prescribed by Delaware law and our Charter, to issue up to 1.0 million shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our Board of Directors can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Series A Preferred

In October 2014, our Board of Directors authorized the creation of a series of up to 264,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”). The Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred was filed with the Delaware Secretary of State on October 28, 2014. As of April 10, 2019, there were 262,310 shares of Series A Preferred issued and outstanding. There will be no further issuances of Series A Preferred.

Voting Rights. Shares of Series A Preferred vote on an as-converted basis along with shares of our common stock.

Conversion. Shares of Series A Preferred may be converted, at the option of the holder, at any time into such number of shares of our common stock equal to (i) the number of shares of Series A Preferred to be converted, multiplied by the stated value of $10.00 per share (“Series A Conversion Shares”), and (ii) divided by the conversion price in effect at the time of conversion, currently $16.25.

Any accrued but unpaid dividends on the shares of Series A Preferred to be converted shall also be converted into shares of our common stock at the conversion price in effect at the time of conversion. We also have the right to require the holders to convert shares of Series A Preferred into Series A Conversion Shares if (i) our common stock has closed at or above $32.50 per share for ten consecutive trading days, and (ii) the Series A Conversion Shares are (A) registered for resale on an effective registration statement, or (B) may be resold pursuant to Rule 144 under the Securities Act.

Dividends. Cumulative dividends are currently payable in cash at a rate of 12% per year; provided, however, that in connection with the Private Placement, a majority of the holders of our Series A Preferred agreed to defer all payment of dividends to holders of the Series A Preferred until such time that we have obtained the Stockholder Approvals. Series A Preferred will continue to accrue all dividends until such time as payments re-commence pursuant to the foregoing conditions. The Series A Preferred ranks senior to our common stock and any other stock with respect to dividends rights.

Liquidation. In the event of any liquidation, dissolution, or winding up of the Company, the holders of shares of Series A Preferred will be entitled to receive in preference to the holders of common stock and any other stock other than our Series C Preferred, the amount equal to the stated value per share of Series A Preferred plus declared and unpaid dividends, if any. After such payment has been made, the remaining assets of the Company will be distributed ratably to the holders of our Series B Preferred, if any, and then to holders of our common stock.

Series B Preferred

In October 2018, our Board of Directors authorized the creation of a series of up to 5,000 shares of Series B Preferred. The Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred was filed with the Delaware Secretary of State on October 17, 2018. As of April 10, 2019, there were no shares of Series B Preferred issued and outstanding. There currently have no plans for further issuances of Series B Preferred.

Voting Rights. Except as required by our Charter or by the DGCL, shares of Series B Preferred vote on an as-converted basis along with shares of our common stock.

Conversion. Shares of Series B Preferred may be converted, at the option of the holder, at any time into such number of shares of our common stock equal (i) to the number of shares of Series B Preferred to be converted, multiplied by the stated value of $1,000.00 per share and (ii) divided by the conversion price in effect at the time of conversion, currently $0.50.

Holders of Series B Preferred are prohibited from converting Series B Preferred into shares of Common Stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding.

Any accrued but unpaid dividends on the shares of Series B Preferred to be converted shall also be converted into shares of our common stock at the Conversion Price.

Dividends. Shares of the Series B Preferred are not entitled to receive any dividends, unless and until specifically declared by our Board of Directors. Subject to any senior rights of our Series A Preferred and Series C Preferred, holders of our Series B Preferred participate, on an as-converted-to-common stock basis, in any dividends to the holders of common stock.

Liquidation. In the event of any liquidation, dissolution, or winding up of the Company, the holders of shares of Series B Preferred will be entitled to receive in preference to the holders of our common stock and any other stock, the amount equal to the stated value per share of Series B Preferred plus declared and unpaid dividends, if any. After such payment has been made, the remaining assets of the Company will be distributed ratably to the holders of our common stock.

Series C Preferred

On March 11, 2019, our Board of Directors authorized the creation of a series of up to 15,000 shares of Series C Preferred. The Certificate of Designation of Preferences, Rights and Limitations of the Series C Preferred was filed with the Delaware Secretary of State on March 11, 2019, designating 11,000 shares of our preferred stock as Series C Preferred. As of April 10, 2019, there were 10,227.50 shares of Series C Preferred issued and outstanding, which include 350 shares issued to a director of the Company that are currently being held in escrow until approval for the issuance is granted by the Company’s stockholders pursuant to Nasdaq Marketplace Rule 5635(c). There are currently no plans for further issuances of Series C Preferred.

Voting Rights.  Conditioned upon obtaining the Authorized Share Approval, shares of Series C Preferred vote on an as-converted basis along with shares of our common stock.

Conversion. Shares of Series C Preferred may be converted, at the option of the holder, at any time following the date that the Company obtains the Stockholder Approvals, into such number of shares of our common stock equal to (i) the number of shares of Series C Preferred to be converted, multiplied by the stated value of $1,000 per share, and (ii) divided by the conversion price of $0.18 per share.

Redemption. In the event that stockholders do not approve the Authorized Share Approval on or before six months from the Closing Date, each holder of Series C Preferred will have the right, upon delivery to us of written notice (“Redemption Notice”) to require that we redeem the Series C Preferred beneficially owned by such holder at a price equal to the greater of (i) the stated value of such Series C Preferred being redeemed as of the redemption date, and (ii) the product of the number of Conversion Shares into which the Series C Preferred would be convertible on such redemption date multiplied by the greater of (a) the last closing price of a share of our common stock at the time of delivery of the Redemption Notice, and (b) the greatest intraday price on the date of the Redemption Notice on a date which is three business days from the date of delivery to us of the Redemption Notice.

Liquidation. In the event of any liquidation, dissolution, or winding up of the Company, the holders of shares of Series C Preferred will be entitled to receive in preference to the holders of common stock, Series A Preferred, Series B Preferred and any other stock, the amount equal to the stated value per share of Series C Preferred. After such payment has been made, the remaining assets of the Company will be distributed ratably to the holders of Series A Preferred, then to holders of the Series B Preferred, if any, and the remainder ratably to holders of our common stock.

Anti-Takeover Provisions of Delaware Law and Our Governing Documents

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

●
prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

●
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●
at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or Bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in our Bylaws. Our Bylaws provide that certain procedures, including notifying our Board of Directors and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board of Directors, the Chairman of the Board, or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of capital stock of the Company issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Certificate of Incorporation and Bylaws

Our Charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board of Directors declaring the advisability of such amendment has been adopted in accordance with Delaware law. Our Bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of stockholders provided that notice thereof is stated in the written notice of the meeting. Our Bylaws may also be amended by a majority of the Board of Directors in accordance with Delaware law and our Charter.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders pursuant to this prospectus, and any applicable prospectus supplement, are those previously issued to the selling stockholders, and those issuable to the selling stockholders, upon conversion of the Series C Preferred and the exercise of the Investor Warrants offered and sold to the selling stockholders in connection with the Private Placement. This prospectus covers the resale of up to 56,819,474 shares of our common stock that may be issued upon conversion of the Series C Preferred, up to 127,843,750 shares of our common stock that may be issued upon exercise of Series A Warrants, up to 127,843,750 shares of our common stock that may be issued upon exercise of Series B Warrants, and up to 71,024,276 shares of our common stock that may be issued upon exercise of Series C Warrants, by the selling stockholders named in this prospectus. For additional information regarding the issuances of the Series C Preferred and Investor Warrants, see the section of the prospectus entitled “Description of Private Placement,” above. We are registering the shares of our common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock, Series C Preferred and Investor Warrants, the selling stockholders have not had any material relationship with us within the past three years; provided, however, that Michael Taglich is a member of our Board of Directors and a principal of Taglich Brothers, Inc., which has acted as a placement agent in connection with various financings that we have consummated in the last three years.

The table below lists the selling stockholders and other information regarding their beneficial ownership of shares of our common stock by each of the selling stockholders. The second column lists the number of shares of our common stock beneficially owned by each selling stockholder, based on its ownership of shares of our capital stock, including shares of common stock beneficially owned by it prior to the Private Placement as well as the number of shares of common stock that may be issued upon conversion of the Series C Preferred and the exercise of the Series A Warrants and Series B Warrants issued in connection with the Private Placement, as of April 10, 2019, assuming the full conversion of the Series C Preferred and exercise of the Series A Warrants and Series B Warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. In the event that the Reset Price is reset to a price below $0.18 per share, if ever, the Series C Warrants will become exercisable and the number of shares of our common stock issuable to the selling stockholders upon exercise of the Series A Warrants, Series B Warrants and Series C Warrants, respectively, shall increase based on the applicable Reset Price, subject to the Floor.

The third through sixth columns set forth the maximum number of shares of our common stock issuable upon conversion of the Series C Preferred and exercise of the Series A Warrants, Series B Warrants and Series C Warrants, respectively, being offered by this prospectus, and any applicable prospectus supplement, by the selling stockholders set forth therein. The number of shares included in each of the foregoing columns assumes that the Reset Price is reset down to the Floor.

In accordance with the terms of a Registration Rights Agreement entered into with the selling stockholders, as more particularly set forth in the section of this prospectus entitled “Description of Private Placement,” this prospectus generally covers the resale of at least the maximum number of shares of common stock issuable upon conversion of the Series C Preferred and exercise of the related Investor Warrants, determined as if the outstanding Series C Preferred and Investor Warrants were converted or exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the conversion of the Series C Preferred or exercise of the Investor Warrants.

The seventh column assumes the sale of all of the shares of our common stock offered by the selling stockholders pursuant to this prospectus, without regard to any limitations on the conversion of the Series C Preferred or exercise of the Investor Warrants.

Under the terms of the Series C Preferred and Investor Warrants, a selling stockholder may not convert the Series C Preferred or exercise the Investor Warrants to the extent that such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of our common stock which would exceed 4.99% of our common stock issued and outstanding immediately following such conversion and/or exercise, excluding for purposes of such determination common stock issuable upon exercise of the warrants which have not been exercised; provided, however, that certain selling stockholders elected to increase the Beneficial Ownership Limitation from 4.99% to 9.99% pursuant to the terms of the Investor Warrants. In addition, the conversion of the Series C Preferred into Conversion Shares and exercise of the Investor Warrants for Warrant Shares is also subject to the Company obtaining the Stockholder Approvals.

The selling stockholders are not required to offer any of the shares of our common stock covered by this prospectus for resale. See the section of this prospectus entitled “Plan of Distribution.” Since the selling stockholders may sell all, some or none of their shares, and may or may not convert any or all of the Series C Preferred or exercise any or all of the Investor Warrants, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates.

Information about additional selling stockholders may be set forth in a pre-effective and/or post-effective amendment to the registration statement of which this prospectus forms a part, a prospectus supplement, or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus.

Except as described herein, there are currently no agreements, arrangements or understandings with respect to the resale of any of the securities covered by this prospectus.

The applicable percentages of ownership are based on an aggregate of 16,241,259 shares of our common stock issued and outstanding on April 10, 2019. The number of shares our common stock beneficially owned by the selling stockholders is determined under rules promulgated by the SEC.

		Maximum Number of Shares Being Offered Pursuant to this Prospectus (1)				Shares Beneficially Owned After Offering (2)
Name of Selling Stockholder (3)	Shares Beneficially Owned Prior to the Offering (4)	Number of Shares Issuable Upon Conversion of Series C Preferred	Number of Shares Issuable Upon Exercise of Series A Warrants	Number of Shares Issuable Upon Exercise of Series B Warrants	Number of Shares Issuable Upon Exercise of Series C Warrants	Number	Percent (5)

Af Lehmkuhl (6)	1,666,668	555,556	1,250,000	1,250,000	694,444	-	-%
Ajamb LLC (7)	1,666,668	555,556	1,250,000	1,250,000	694,444	-	-%
Alvin R. Bonnette Rev Trust Ua Dtd 1/31/85 Alvin R Bonnette Ttee (8)	416,667	138,889	312,500	312,500	173,611	-	-%
Andrew K. Light (9)	1,666,668	555,556	1,250,000	1,250,000	694,444	-	-%
Ann B. Oldfather (10)	834,962	277,778	625,000	625,000	347,222	1,628	*%
Bastante Investment Corporation (11)	166,668	55,556	125,000	125,000	69,444	-	-%
Big Red Investments Partnership Ltd. (12)	416,667	138,889	312,500	312,500	173,611	-	-%
Bigger Capital Fund, LP (13)	6,966,669	2,222,223	5,000,000	5,000,000	2,777,777	300,000	*%
Carl A. Quimby Trust Uad 12/30/94 Carl A Quimby Ttee (14)	833,334	277,778	625,000	625,000	347,222	-	-%
Charles S. Brand Peggy Ann Brand (15)	2,502,687	833,334	1,875,000	1,875,000	1,041,666	2,685	*%
Cynergy Focus LLC (16)	883,334	277,778	625,000	625,000	347,222	50,000	*%
David A. Random (17)	2,500,002	833,334	1,875,000	1,875,000	1,041,666	-	-%
David L. Allen (18)	666,669	222,223	500,000	500,000	277,777	-	-%
David S. Nagelberg 2003 Revocable Trust (19)	1,786,668	555,556	1,250,000	1,250,000	694,444	120,000	*%
District 2 Capital Fund, LP (20)	5,833,335	1,944,445	4,375,000	4,375,000	2,430,555	-	-%
Douglas A. Friedrich Revocable Trust Uad 09/17/04 Douglas A Friedrich Ttee (21)	833,334	277,778	625,000	625,000	347,222	-	-%
Edward J. Cook (22)	833,334	277,778	625,000	625,000	347,222	-	-%
Empery Asset Master, LTD (23)	12,643,053	3,711,112	8,350,000	8,350,000	4,638,888	1,509,717	3.53%
Empery Tax Efficient II, LP (24)	9,712,000	2,716,667	6,112,500	6,112,500	3,395,833	1,561,999	4.32%
Empery Tax Efficient, LP (25)	3,173,618	977,778	2,200,000	2,200,000	1,222,222	240,284	1.04%
Glenn R. Hubbard (26)	1,666,668	555,556	1,250,000	1,250,000	694,444	-	-%
Harbor Gates Capital, LLC (27)	2,500,002	833,334	1,875,000	1,875,000	1,041,666	-	-%
Hudson Bay Master Fund Ltd. (28)	25,215,668	7,405,556	16,662,500	16,662,500	9,256,944	2,999,000	4.53%
James Tadych And Patricia Tadych Revocable Trust Uad 09/23/93 James L. Tadych & Patricia A. Tadych Ttees (29)	3,333,336	1,111,112	2,500,000	2,500,000	1,388,888	-	-%
Jeffrey L. Sadar (30)	416,667	138,889	312,500	312,500	173,611	-	-%
Jeremy Bond (31)	1,668,296	555,556	1,250,000	1,250,000	694,444	1,628	*%
John Horoshak (32)	716,793	166,667	375,000	375,000	208,333	216,792	1.25%
John J. Resich Jr. Ttee John J. Resich Jr. Ret Trust (33)	833,334	277,778	625,000	625,000	347,222	-	-%
John R. Bertsch Trust Dtd 12/4/2004 John R. Bertsch Trustee (34)	1,666,668	555,556	1,250,000	1,250,000	694,444	-	-%
John W. Crow (35)	416,667	138,889	312,500	312,500	173,611	-	-%
Junge Revocable Trust Uad 12/09/91 John R. Junge Ttee Amd 09/26/06 (36)	4,166,667	1,388,889	3,125,000	3,125,000	1,736,111	-	-%
Kj Harrison & Partners, Inc. (37)	5,833,335	1,944,445	4,375,000	4,375,000	2,430,555	-	-%
Marvin J. Loutsenhizer (38)	666,669	222,223	500,000	500,000	277,777	-	-%
Michael N. Taglich Claudia Taglich Jtwros (39)	6,786,069	1,944,445	4,375,000	4,375,000	2,430,555	952,734	3.24%
Monica Bertsch (40)	333,336	111,112	250,000	250,000	138,888	-	-%
Nicholas Taglich Juliana Taglich (41)	416,667	138,889	312,500	312,500	173,611	-	-%
Nick Rosser (42)	3,359,447	833,334	1,875,000	1,875,000	1,041,666	859,445	3.93%
Nina Lisa Bertsch (43)	666,669	222,223	500,000	500,000	277,777	-	-%
Nutie Dowdle (44)	1,344,238	444,445	1,000,000	1,000,000	555,555	10,903	*%
Oh My! Inc Dba Rako Textiles Profit Sharing Plan Susan Overman Ttee (45)	416,667	138,889	312,500	312,500	173,611	-	-%
Orca Capital Gmbh (46)	833,334	277,778	625,000	625,000	347,222	-	-%
Palladin Holdings LLC (47)	3,333,336	1,111,112	2,500,000	2,500,000	1,388,888	-	-%
Richard Buchakijan (48)	833,334	277,778	625,000	625,000	347,222	-	-%
Richard Dyke Rogers (49)	583,335	194,445	437,500	437,500	243,055	-	-%
Richard Molinsky (50)	436,667	138,889	312,500	312,500	173,611	20,000	*%
Robert B. Cashion (51)	416,667	138,889	312,500	312,500	173,611	-	-%
Robert F. Taglich (52)	5,927,644	1,944,445	4,375,000	4,375,000	2,430,555	94,309	*%
Robert L. Debruyn Trust Uad 10/5/94 Robert L Debruyn & Tracey H Debruyn Ttee (53)	1,666,668	555,556	1,250,000	1,250,000	694,444	-	-%
Robert Louis Fisher & Carroll Fisher Jt Ten (54)	416,667	138,889	312,500	312,500	173,611	-	-%
Robert W. Allen Trust Uad 4/29/08 Robert W Allen Ttee (55)	2,500,002	833,334	1,875,000	1,875,000	1,041,666	-	-%
Robert W. Allen, Jr. (56)	668,706	222,223	500,000	500,000	277,777	2,037	*%
Roger W. Lunstra And Joyce M. Lunstra Living Trust Dtd 6/15/07 Roger W. Lunstra And Joyce M. Lunstra Co-Ttees (57)	1,668,512	555,556	1,250,000	1,250,000	694,444	1,844	*%
Ron Busslinger (58)	1,397,674	277,778	625,000	625,000	347,222	564,340	3.12%
Ronald A. Bero (59)	834,962	277,778	625,000	625,000	347,222	1,628	*%
Sabby Volatility Warrant Master Fund, Ltd. (60)	25,627,575	7,405,556	16,662,500	16,662,500	9,256,944	3,410,907	5.15%
Samuel E. Leonard Trust Uad 2-5-90 Samuel E. Leonard Ttee (61)	333,336	111,112	250,000	250,000	138,888	-	-%
Sandra L. Brecher (62)	1,666,668	555,556	1,250,000	1,250,000	694,444	-	-%
Seevolution, Inc. (63)	2,600,000	200,000	450,000	450,000	250,000	2,000,000	11.37%
Shadow Capital LLC (64)	1,263,003	416,667	937,500	937,500	520,833	13,002	*%
Spahr-Derebery Family Trust Uad 10-11-90 Gregory E. Spahr & M Jennifer Derebery Ttee (65)	1,666,668	555,556	1,250,000	1,250,000	694,444	-	-%
Sterling Family Investment LLC (66)	4,179,669	1,388,889	3,125,000	3,125,000	1,736,111	13,002	*%
Stonebridge Partners, LLC (67)	233,335	69,445	156,250	156,250	86,805	25,000	*%
Tad Wilson (68)	1,666,668	555,556	1,250,000	1,250,000	694,444	-	-%
Terry J. Kuras (69)	333,336	111,112	250,000	250,000	138,888	-	-%
The Carolyn L. Foutch Living Trust Uad 05/17/13 Carolyn L. Foutch Tttee (70)	1,250,001	416,667	937,500	937,500	520,833	-	-%
The William W. Kehl Revocable Trust Uad 12/6/17 William W. Kehl Ttee (71)	500,001	166,667	375,000	375,000	208,333	-	-%
Thomas Heirigs (72)	833,334	277,778	625,000	625,000	347,222	-	-%
Tracey H. Debruyn Trust Uad 10/5/94 Tracey H. Debruyn & Robert L. Debruyn Ttee (73)	1,666,668	555,556	1,250,000	1,250,000	694,444	-	-%
Warberg WF VII LP (74)	833,334	277,778	625,000	625,000	347,222	-	*%
Wulf Paulick & Renate Paulick Jtwros (75)	833,334	277,778	625,000	625,000	347,222	-	-%
___________________

*	Less than 1%
(1)
Includes the maximum number of shares of common stock issuable upon conversion of the Series C Preferred and exercise of the Series A Warrants, Series B Warrants and Series C Warrants issued in the Private Placement, in each case assuming the Reset Price is reset to the Floor and that the issuance of such shares is not limited by the Beneficial Ownership Limitation or the Company's failure to obtain the Stockholder Approvals.

(2)
Beneficial ownership of the selling stockholders after the offering assumes (i) the selling stockholders have the ability to fully convert all Series C Preferred and to exercise all Investor Warrants, despite the Beneficial Ownership Limitation and Stockholder Approvals requirement, as more specifically set forth in the section of this prospectus entitled “Description of Private Placement,” (ii) the conversion of all Series C Preferred and exercise of all Investor Warrants held by the selling stockholders, and (iii) that each selling stockholder will sell all of the shares of common stock offered by it under this prospectus, including all shares of common stock that may be issued upon conversion of the Series C Preferred and the exercise of the Investor Warrants identified herein.

(3)
Information concerning other selling stockholders will be set forth in one or more amendments to the registration statement, of which this prospectus forms a part, and/or prospectus supplements from time to time, as required.

(4)
Includes the (i) number of shares of common stock owned by each selling stockholder prior to the Private Placement, including shares of common stock issuable upon the exercise of certain derivative securities, which shares are not being offered pursuant to this prospectus, and (ii) the number of shares of common stock issuable upon conversion of the Series C Preferred, Series A Warrants and Series B Warrants issued in the Private Placement (without taking into account any potential Resets), in each case assuming that the issuance of such shares is not limited by the Beneficial Ownership Limitation, or any other limitations on beneficial ownership set forth therein, and that the Company obtained of the Stockholder Approvals. Until the Company has obtained the Stockholder Approvals, no selling stockholder may convert or exercise the shares of Series C Preferred or Investor Warrants issued to such selling stockholder in the Private Placement and therefore does not beneficially own any of the underlying shares. In the event that the Reset Price is reset down from $0.18 per share, if ever, the number of shares of common stock issuable upon conversion of the Investor Warrants will increase based on the applicable Reset Price, subject to the Floor.

(5)
Calculation of the percentage of shares beneficially owned by each selling stockholder after the offering assumes that only such selling stockholder’s derivative securities, including, without limitation, the Series C Preferred and Investor Warrants, were converted and/or exercised. Accordingly, the number of issued and outstanding shares used to calculate percent ownership was increased by the number of shares of common stock issuable upon the conversion and/or exercise of such derivative securities held by such selling stockholder.

(6)	The address of Af Lehmkuhl is 102 Larkspur Terrace, Bellevue, OH 44811-1034.
(7)	The address of Ajamb LLC is PO Box 2090, Silverthorne, CO 80498-2090.
(8)	The address of Alvin R. Bonnette Rev Trust Ua Dtd 1/31/85 Alvin R Bonnette Ttee is 181 East Dunstable Rd., Nashua, NH 03062-2329.
(9)	The address of Andrew K. Light is 10 W. Market Street Suite 1500, Indianapolis, IN 46204-2968.
(10)	The address of Ann B. Oldfather is c/o Oldfather Law Firm 1330 South Third. Street, Louisville, KY 40208-2306.

(11)	The address of Bastante Investment Corporation is PO Box 801802, Dallas, TX 75380-1802.
(12)	The address of Big Red Investments Partnership Ltd. is Attn Thomas J Bean 5025 W. Lemon Street Suite 200, Tampa, FL 33609-1101.
(13)	The address of Bigger Capital Fund, LP is 159 Jennings Rd., Cold Spring Harbor, NY 11724.
(14)	The address of Carl A. Quimby Trust Uad 12/30/94 Carl A Quimby Ttee is 125 Naticook Rd., Merrimack, NH 03054-4218.
(15)	The address of Charles S. Brand Peggy Ann Brand is 175 Boundary Rd., Colts Neck, NJ 07722-2005.
(16)	The address of Cynergy Focus Llc is 6898 S. University Blvd. Suite 100, Centennial, CO 80122.
(17)	The address of David A. Random is 720 State Street, portsmouth, NH 03801-4329.
(18)	The address of David L. Allen is 3050 Ohm Way, Denver, CO 80209-4833.
(19)	The address of David S. Nagelberg 2003 Revocable Trust is 939 Coast Blvd. Unit 21 De, La Jolla, CA 92037.
(20)	The address of District 2 Capital Fund, Lp is 175 W. Carver, Huntington, NY 11743.
(21)	The address of Douglas A. Friedrich Revocable Trust Uad 09/17/04 Douglas A Friedrich Ttee is 3115 Gulf Shore Blvd. PH 1, Naples, FL 34103-3909.
(22)	The address of Edward J. Cook is 45 Fern Ave., Amesbury, MA 01913-5606.
(23)
Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Master, LTD is c/o Empery Asset Management LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020. The percentage set forth in the last column does not give effect to the 4.99% beneficial ownership limitation set forth in the other derivative securities held by this selling stockholder.

(24)
Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient II, LP is c/o Empery Asset Management LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020. The percentage set forth in the last column does not give effect to the 4.99% beneficial ownership limitation set forth in the other derivative securities held by this selling stockholder.

(25)
Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE  and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient, LP is c/o Empery Asset Management LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020. The percentage set forth in the last column does not give effect to the 4.99% beneficial ownership limitation set forth in the other derivative securities held by this selling stockholder.

(26)	The address of Glenn R. Hubbard is 31871 W. Treasure Island Dr., Hartland, WI 53029-8728.
(27)	The address of Harbor Gates Capital, LLC is Caribe Plaza Office Bld 6th Fl Suite 53, San Juan, PR 901.
(28)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Mgt., 777 3rd Ave. 30th Fl, New York, NY 10017.

(29)	The address of James Tadych And Patricia Tadych Revocable Trust Uad 09/23/93 James L Tadych & Patricia A Tadych Ttees is 602 Meadowood Lane, Brillioin, WI 54110-1522.
(30)	The address of Jeffrey L. Sadar is 6640 Ridgebury Blvd., Cleveland, OH 44124-1904.
(31)	The address of Jeremy Bond is 48 Par-La-Ville Suite 704, Hamilton, Bermuda HM11.
(32)	The address of John Horoshak is 3159 Nozthew Rd., Wayzala, MN 55391.
(33)	The address of John J. Resich Jr. Ttee John J. Resich Jr. Ret Trust is 28924 S. Western Ave. Suite 224, Rch Palos Vrd, CA 92075-0891.
(34)	The address of John R. Bertsch Trust Dtd 12/4/2004 John R. Bertsch Trustee is 644 Cascade Hills Holw SE, Grand Rapids, MI 49546-3661.
(35)	The address of John W. Crow is 9054 Maple Glen Dr., Dallas, TX 75231-4846.
(36)	The address of Junge Revocable Trust Uad 12/09/91 John R. Junge Ttee Amd 09/26/06 is 12250 El Camino Real Ste. 300, San Diego, CA 92130-3001.
(37)	The address of Kj Harrison & Partners, Inc. is 60 Bedford Rd., Toronto, ON M5R, 2K2.
(38)	The address of Marvin J. Loutsenhizer is 10609 Sheffield CV, Fort Wayne, IN 46804-4281.
(39)	The address of Michael N. Taglich Claudia Taglich Jtwros is East Northport, NY 11731-1115.
(40)	The address of Monica Bertsch is 810 Weadley Rd., Radnor, PA 19087-2821.
(41)	The address of Nicholas Taglich Juliana Taglich is 54 Harrison Dr., E. Northport, NY 11731-1115.
(42)	The address of Nick Rosser is 35 Bennett Pl., Amityville, NY 11701-3601.
(43)	The address of Nina Lisa Bertsch is 3408 B Goshen Rd., Newtown Sq., PA 19073-3424.
(44)	The address of Nutie Dowdle is PO Box 8060, Columbus, OH 39705-0007.
(45)	The address of Oh My! Inc Dba Rako Textiles Profit Sharing Plan Susan Overman Ttee is 1716 Espinosa Cir., PLS VRDS, CA 90274-1922.
(46)	The address of Orca Capital Gmbh is Sperl-Ring 2, 85276 Hettenshausen, Germany.
(47)	The address of Palladin Holdings LLC is PO Box 2090, Silverthorne, CO 80498-2090.
(48)	The address of Richard Buchakijan is 185 Cohoes Ave., Green Island, NY 12183-1501.
(49)	The address of Richard Dyke Rogers is 1205 Olive Ave., Dalhart, TX 79022.
(50)	The address of Richard Molinsky is 51 Lords Hwy. E, Weston, CT 06883-2009.
(51)	The address of Robert B. Cashion is 150 Penicillin PT, Troutman, NC 28166-8635.
(52)	The address of Robert F. Taglich is Taglich Brothers Inc. 790 New York Ave. Ste 209, Huntington, NY 11743.
(53)	The address of Robert L. Debruyn Trust Uad 10/5/94 Robert L Debruyn & Tracey H Debruyn Ttee is 2030 Pierre Street, Manhattan, KS 66502-3900.
(54)	The address of Robert Louis Fisher & Carroll Fisher Jt Ten is 30545 Rhone Dr., Rch Palos Vrd, CA 90275-5742.
(55)	The address of Robert W. Allen Trust Uad 4/29/08 Robert W Allen Ttee is 1420 Powers Way, Venice, FL 34292-4328.
(56)	The address of Robert W. Allen, Jr. is 6085 WhiteTail Dr., Coopersburg, PA 18036-9592.
(57)	The address of Roger W. Lunstra And Joyce M. Lunstra Living Trust Dtd 6/15/07 Roger W. Lunstra And Joyce M. Lunstra Co-Ttees is 47636 Surrell St., Souix Falls, SD 57104-6517.
(58)	The address of Ron Busslinger is 27901 Via Del Agua, Laguna Niguel, CA 92677.
(59)	The address of Ronald A. Bero is 35400 W. Pabst Rd., Oconomowoc, WI 53066-4578.
(60)
Sabby Management, LLC serves as the investment manager of Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by Sabby Volatility Warrant Master Fund, Ltd., except to the extent of their respective pecuniary interest therein. The address of Sabby Volatility Warrant Master Fund, Ltd. is c/o Sabby Mgt. LLC, 10 Mountainview Rd. Suite 205, Upper Saddle River, NJ 07458.

(61)	The address of Samuel E. Leonard Trust Uad 2-5-90 Samuel E. Leonard Ttee is PO Box 623, Atascadero, CA 93423-0623.
(62)	The address of Sandra L. Brecher is 31 Hollbyberry Ct., Rockville, MD 20852-4222.
(63)	The address of Seevolution, Inc. is c/o Jeffrey Maller, Pc 4221 Wilshire Blvd. Suite 355, Los Angeles, CA 90010.
(64)	The address of Shadow Capital LLC is Attn: B Kent Garlinghouse 3601 SW 29th St., Topeka, KS 66614-2015.
(65)	The address of Spahr-Derebery Family Trust Uad 10-11-90 Gregory E. Spahr & M Jennifer Derebery Ttee is 2961 Haddington Dr., Los Angeles, CA 90064-4441.
(66)	The address of Sterling Family Investment LLC is 12400 Dutch Forest Pl, Edmond, OK 73013-7578.
(67)	The address of Stonebridge Partners, LLC is 10650 SW 71st Ave., Miami, FL 33156.
(68)	The address of Tad Wilson is 877 Maple Dr., Spencer, IN 47460-1571.
(69)	The address of Terry J. Kuras is 248 Maywood Ave., Monroe, MI 48162-3026.
(70)	The address of The Carolyn L. Foutch Living Trust Uad 05/17/13 Carolyn L. Foutch Tttee is 15739 Hillside Falls Trl, Houston, TX 77062-4790.
(71)	The address of The William W. Kehl Revocable Trust Uad 12/6/17 William W. Kehl Ttee is PO Box 728, Greenville, SC 29602-0728.
(72)	The address of Thomas Heirigs is 23098 450th Ave., Madison, SD 57042-6301.
(73)	The address of Tracey H. Debruyn Trust Uad 10/5/94 Tracey H. Debruyn & Robert L. Debruyn Ttee is 2030 Pierre St., Manhattan, KS 66502-3900.
(74)	The address of Warberg WF VII LP is 716 Oak St., Winnetka, IL 60093.
(75)	The address of Wulf Paulick & Renate Paulick Jtwros is Elbchaussee 373C, 22609, Hamburg, Germany.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders named in this prospectus or any applicable prospectus supplement for their respective accounts. Accordingly, we will not receive any of the proceeds from the sales of shares of our common stock in this offering, if any. A portion of the shares covered by this prospectus may be issued upon exercise of the Investor Warrants. Upon any exercise of the Investor Warrants, the selling stockholders will pay us the applicable exercise price of such warrants. Any such proceeds would be used primarily for working capital and general corporate purposes. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling stockholders or any underwriting discounts or agent’s commissions.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock issuable upon conversion of the Series C Preferred and exercise of the Investor Warrants to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock, if any. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock offered hereby or under any applicable prospectus supplement may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●
on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
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in the over-the-counter market;
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in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
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through the writing of options, whether such options are listed on an options exchange or otherwise;
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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
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block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
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an exchange distribution in accordance with the rules of the applicable exchange;
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privately negotiated transactions;
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short sales;
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sales pursuant to Rule 144 of the Securities Act;
●
broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
●
a combination of any such methods of sale; and
●
any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Series C Preferred, Investor Warrants or shares of common stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The legality of the issuance of the shares of our common stock offered hereby is being passed upon by Disclosure Law Group, a Professional Corporation, of San Diego, California.  If counsel for any selling stockholder or underwriter passes on legal matters in connection with an offering of the common stock described in this prospectus, we will name that counsel in the prospectus supplement to that offering.

EXPERTS

The consolidated financial statements of Bridgeline Digital, Inc. as of and for the years ended September 30, 2018 and 2017, incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on December 28, 2018, have been audited by Marcum, LLP, an independent registered accounting firm, to the extent and period set forth in their report, and are incorporated herein by reference in reliance on such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are also available, at no charge, to the public at the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended September 30, 2018, filed with the SEC on December 28, 2018;
●	our Quarterly Report on Form 10-Q for the three months ended December 31, 2018, filed with the SEC on February 14, 2019;
●	our Current Report on Form 8-K, filed with the SEC on October 19, 2018;
●	our Current Report on Form 8-K, filed with the SEC on October 24, 2018;
●	our Current Report on Form 8-K, filed with the SEC on November 21, 2018;
●	our Current Report on Form 8-K, filed with the SEC on December 14, 2018;
●	our Current Report on Form 8-K, filed with the SEC on February 14, 2019;
●	our Current Report on Form 8-K, filed with the SEC on February 19, 2019;
●	our Current Report on Form 8-K, filed with the SEC on March 13, 2019;
●	our Current Report on Form 8-K, filed with the SEC on March 14, 2019;
●
the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on June 28, 2007, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after (i) the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and (ii) the date of this prospectus and before the completion of the offering our common stock included in this prospectus, or until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Bridgeline Digital, Inc.
Attn: Corporate Secretary
100 Summit Drive
Burlington, MA 01803
(781) 376-5555

  This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide information other than that provided in this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholders are making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of the document.

PROSPECTUS

383,531,250 Shares

Common Stock

                         , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that our expenses in connection with this registration statement will be as follows:

SEC Filing Fees	$8,832
Legal Fees and Expenses*	$30,000
Accounting Fees and Expenses*	$5,000
Printing and Miscellaneous Expenses*	$7,500

Total	$51,332

* Estimated expenses

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our amended and restated certificate of incorporation (“Charter”) and amended and restated bylaws (“Bylaws”) contain provisions relating to the limitation of liability and indemnification of directors and officers. Our Charter provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●
for any breach of the director’s duty of loyalty to us or our stockholders;
●
for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●
under Section 174 of the Delaware General Corporation Law (the “DGCL”); or
●
for any transaction from which the director derived any improper personal benefit.

Our Charter also provides that we will indemnify our directors and officers to the fullest extent not prohibited by the DGCL, as it presently exists or may hereafter be amended.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by the DGCL; provided, however, that we may limit the extent of such indemnification by individual contracts with our directors and executive officers; and provided, further, that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless:

●
such indemnification is expressly required to be made by law;
●
the proceeding was authorized by the Board of Directors; or
●
such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL.

Our Bylaws provide that we shall advance, prior to the final disposition of any proceeding, promptly following request therefor, all expenses by any director or executive officer in connection with any such proceeding upon receipt of any undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under Article V of our Bylaws or otherwise. Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by us if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of directors who were not parties to the proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Our Bylaws also authorize us to purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Article V of our Bylaws.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

We have obtained directors’ and officers’ insurance to cover our directors and officers for certain liabilities.

ITEM 16.  EXHIBITS

5.1	Opinion re: Legality+
23.1	Consent of Counsel+
23.2	Consent of Independent Registered Public Accounting Firm – Marcum, LLP.*
24.1	Power of Attorney (included on the signature page hereof)*

+	To be filed by amendment
*	Filed herewith

ITEM 17.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Massachusetts on April 11, 2019.

BRIDGELINE DIGITAL, INC.

By: /s/ Roger Kahn
Roger Kahn
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints Roger Kahn and Carole Tyner, jointly and severally, his attorneys-in-fact, each with power of substitution, for him in any and all capacities, to sign any amendments to this registration statement on Form S-3, and file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger Kahn	President and Chief Executive Officer	April 11, 2019
Roger Kahn	(Principal Executive Officer)

/s/ Carole Tyner		April 11, 2019
Carole Tyner	Chief Financial Officer

/s/Kenneth Galaznik	Director	April 11, 2019
Kenneth Galaznik

/s/ Joni Kahn	Director	April 11, 2019
Joni Kahn

/s/ Scott Landers	Director	April 11, 2019
Scott Landers

/s/ Michael Taglich	Director	April 11, 2019
Michael Taglich

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